Exhibit 99.2

INVESTNET, INC.

PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2004

(Unaudited)

INVESTNET, INC.

September 30, 2004

Introduction to Unaudited Pro Forma Consolidated Financial Statements

Pursuant to an Acquisition Agreement (the “Agreement”) dated as of October 12, 2004 by and between Investnet, Inc., (“Investnet” or the “Company”), a public company listed for trading on the Over-the-Counter Bulletin Board, and Jiang Jin Biao (the “Seller”), Investnet agrees to acquire all of the outstanding capital stock of Champion Agents Limited (“Champion”), a British Virgin Island company which is wholly owned by the Seller and operates a wholly owned subsidiary primarily in the Peoples Republic of China, in a business combination accounted for as a purchase. The Seller will receive the amount of common shares of Investnet which is equivalent to USD 600,000 in value.  The price of the common stock of Investnet at the time of closing shall be valued at the arithmetical average of the five days of closing share prices prior to the closing date as defined in the Agreement.  The closing date of the transaction was agreed to take place on December 13, 2004.  Investnet would issue the total amount of 4,615,385 common shares to acquire a 100% interest in Champion.

The following unaudited pro forma consolidated financial statements give effect to the acquisition by Investnet of Champion, to be accounted for as a purchase. The unaudited pro forma consolidated financial statements are derived from the historical financial statements of Investnet and Champion.

The unaudited pro forma consolidated balance sheet gives effect to the acquisition as if it had occurred on January 1, 2004. The unaudited pro forma consolidated statement of operations gives effect to the acquisition as if it had occurred on January 1, 2004 and combines Investnet’s statements of operations with Champion’s statements of operations for the nine months ended September 30, 2004. The pro forma adjustments are based on certain assumptions that management believes are reasonable under the circumstances.

The pro forma information is not necessarily indicative of the results that would have been reported had such event actually occurred on the date specified, nor is it intended to project Investnet’s results of operations or financial position for any future period or date. The information set forth should be read in conjunction with Investnet’s audited consolidated financial statements for the year ended December 31, 2003, included in the Company’s Form 10-K Annual Report, and Form 10-Q for the quarter ended September 30, 2004, and the financial statements of Champion included elsewhere in this Form 8-K/A.

INVESTNET, INC.

PRO FORMA CONSOLIDATED BALANCE SHEET

September 30, 2004

(Unaudited)

(Stated in US Dollars)

		Champion			Pro Forma
	Investnet,	Agents	Pro Forma		Consolidated
	Inc.	Limited	Adjustments		Total

Assets
Current
Cash and cash equivalents	5,810	26,416			32,226
Trade receivables, net	-	62,106			62,106
Deposits and other
Receivables	119,189	67,644			186,833
Due from a related party	-	17,404			17,404
Inventories	-	17,049			17,049

	124,999	190,619			315,618
Capital assets, net	1,289,825	48,145			1,337,970
Goodwill	-	-	519,688	[b]	519,688

	1,414,824	238,764			2,173,276

Liabilities
Current
Accounts payables and other
accrued liabilities	109,183	92,452			201,635
Short-term bank loans	86,803	-			86,803
Income tax payable	-	4,352			4,352
Due to related parties	240,257	31,255			271,512

	436,243	128,059			564,302
Deferred taxes	33,342	-			33,342

	469,585	128,059			597,644

Stockholders’ Equity
Common stock	39,197	1	483	[a]	39,680
			(1)	[b]
Additional paid-in capital	3,756,891	60,474	599,517	[a]	4,356,408
			(60,474)	[b]
Accumulated other
comprehensive income	2,214	-			2,214
Statutory public welfare
reserve	-	31,781	(30,237)	[b]	1,544
Retained earnings
(accumulated deficit)	(2,853,063)	18,449	10,400	[b]	(2,824,214)

	945,239	110,705			1,575,632

	1,414,824	238,764			2,173,276

See accompanying notes to financial statements.

INVESTNET, INC.

PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

For the nine months ended September 30, 2004

(Unaudited)

(Stated in US Dollars)

		Champion			Pro Forma
	Investnet,	Agents	Pro Forma		Consolidated
	Inc.	Limited	Adjustments		Total

Net Revenues
Hardware and software sales	-	715,780			715,780
Cost of sales	-	(668,230)			(668,230)

Gross profit	-	47,550			47,550
IT services income	257	86,143			86,400
Other income	36	43,796			43,832

	293	177,489			177,782

Expenses
Administrative expenses	434,478	126,421			560,899
Consulting and marketing fees
and expenses	3,157,290	-			3,157,290
Depreciation	310,314	8,993			319,307
Finance costs	7,554	-			7,554
Other operating expenses	1,019	-			1,019
Selling and distribution costs	193	-			193

	3,910,848	135,414			4,046,262

Income (loss) from operations
before other items and taxes	(3,910,555)	42,075			(3,868,480)

Other items
Gain on disposal of capital
Assets	3,555	-			3,555

Income (loss) from operations
before taxes	(3,907,000)	42,075			(3,864,925)

Current taxes	-	(11,682)			(11,682)
Deferred taxes recovery	100,113	-			100,113

Net income (loss)	(3,806,887)	30,393			(3,776,494)

Basic and diluted income (loss)
per share	(0.10)				(0.10)

Weighted average shares
outstanding – basic and diluted	36,273,141		483,092	[a]	36,756,233

See accompanying notes to financial statements.

INVESTNET, INC.

NOTES TO THE PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2004

(Stated in US Dollars)

(Unaudited)

Note 1

Pro Forma Adjustments

The following pro forma adjustments have been reflected in the pro forma financial information:

a.

To record the issuance of 483,092 common shares of Investnet to acquire 100% of the issued and outstanding shares of Champion.  The price of the common stock of Investnet amounted to USD1.242 is valued at the arithmetical average of the five days of closing share prices prior to January 1, 2004 as if the acquisition had occurred on January 1, 2004.

b.

To eliminate capital stock and paid in capital of Investnet against paid in capital, reserve and retained earnings.  Based on an evaluation of the net tangible assets acquired, Investnet has allocated the total cost of the acquisition of Champion as follows:

Total consideration	600,000

Net tangible assets acquired	80,312
Goodwill	519,688

600,000

The pro forma consolidated financial statements reflect preliminary estimates of the allocation of the purchase price for the acquisition that may be adjusted.

Note 2

Reclassifications

Certain reclassifications have been included in the unaudited pro forma balance sheet to conform to statement presentations.